Exhibit 99.1

September 29, 2017

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Atisthan Roach (205) 298-3220

VULCAN ANNOUNCES TERMINATION OF AGREEMENT

BETWEEN VULCAN AND POLARIS MATERIALS CORPORATION

Birmingham, Alabama – September 29, 2017 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, issued the following comment in response to today’s announcement by Polaris Materials Corporation (TSX:PLS) that Polaris has terminated its previously announced agreement to be acquired by Vulcan. Polaris indicated it has terminated the agreement because its Board of Directors has accepted a Superior Proposal as defined in the agreement with Vulcan.

“Vulcan is a disciplined buyer, and we believe that our prior agreement to acquire Polaris for C$2.79 per share represented full and fair value for the company,” said Vulcan’s Chairman and Chief Executive Officer Tom Hill. “Vulcan remains well positioned for long-term growth and we look forward to continuing to seek opportunities to further enhance shareholder value.”

Vulcan noted that under the terms of its agreement with Polaris, Vulcan has received a C$10 million termination fee from Polaris.

Vulcan Materials Company, a member of the S&P 500 index with headquarters in Birmingham, Alabama, is the nation’s largest producer of construction aggregates and a major producer of other construction materials. For additional information about Vulcan, go to www.vulcanmaterials.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Important factors that could cause our actual results to be materially different from our expectations include, among others, (i) the risk that Vulcan is unsuccessful in implementing its strategy and business plan, (ii) the risk that Vulcan is unable to react to and address key business and regulatory issues, and (iii) other risks, assumptions and uncertainties detailed from time to time in Vulcan’s SEC reports, including Vulcan’s latest Annual Report on Form 10-K for the year ended December 31, 2016. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to update such statements except as required by law.

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